Exhibit 21.1

SUBSIDIARIES OF DTS, INC.
AS OF DECEMBER 31, 2006

JURISDICTION OF INCORPORATION OR ORGANIZATION
SUBSIDIARIES OF DTS, INC.:

Digital Theater Systems (UK) Limited	United Kingdom

DTS (BVI) Limited	British Virgin Islands

DTS Canada Holdings, Inc.	Delaware

dts Japan KK	Japan

International Cinema Services, Inc.	Delaware

DTS AZ Research, LLC	Delaware

DTS Digital Images, Inc.	California

SUBSIDIARIES OF DTS (BVI) LIMITED:

DTS (ASIA) Limited	Hong Kong

DTS China Holding Limited	British Virgin Islands

DTS (BVI) AZ Research Limited	British Virgin Islands

DTS Licensing Limited	Republic of Ireland

SUBSIDIARY OF DTS CHINA HOLDING LIMITED:

DTS China Licensing (Hong Kong) Limited	Hong Kong

SUBSIDIARY OF DTS CHINA LICENSING (HONG KONG) LIMITED:

Guangzhou DTS Digital Theater System, Co. Ltd.	People’s Republic of China

SUBSIDIARY OF DTS CANADA HOLDINGS, INC.:

DTS Canada ULC	Canada

SUBSIDIARY OF INTERNATIONAL SERVICES, Inc.:

DTS Italia Sr.l.	Italy

DTS France S.A.R.L.	France